Exhibit 4.2

   THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE
    NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NEITHER
        THIS WARRANT NOR ANY OF SUCH SHARES MAY BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH
   SECURITIES UNDER SUCH ACT OR, AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO COUNSEL TO THE COMPANY THAT REGISTRATION IS
         NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144
                                 UNDER SUCH ACT.

                    ________________________________________

                                  I-TRAX, INC.
                                ONE LOGAN SQUARE
                         130 N. 18TH STREET, SUITE 2615
                             PHILADELPHIA, PA 19103
                            PHONE NO.: (215) 557-7488
                             FAX NO.: (215) 557-7820

                             STOCK PURCHASE WARRANT

Warrant No.:  G-1                                   Right to Purchase:  100,000
Date:  April 1, 2003

         THIS CERTIFIES THAT, for value received, Joseph Shamy and Greta Shamy, as tenants in common (the "Holder"), are entitled to purchase from I-TRAX, INC., a Delaware corporation (the "Company"), at any time from April 1, 2003 unit 5:00 p.m. (EST) on April 1, 2008 100,000 fully paid and nonassessable shares of the Company's common stock, par value $0.001 per share ("Common Stock"), at an exercise price of $1.50 per share. The number of shares of Common Stock issuable upon the exercise of this Warrant will be equitably adjusted in the event of a forward of reverse stock split or substantially similar reclassification of outstanding shares of Common Stock.

         1. The Company is issuing this Warrant to the Holder pursuant to a Subscription Agreement.

         2. To exercise this Warrant or any part of this Warrant, the Holder must deliver to the Company (collectively, the "Exercise Documentation"): (i) a completed exercise agreement a form of which is attached; (ii) this Warrant; and
(iii) a check payable to the Company in an amount equal to the product of the exercise price and the number of shares the Holder desires to purchase. The Company will, without charge, issue certificates for shares of Common Stock purchased upon exercise of this Warrant within 10 days after receipt of the Exercise Documentation. Unless this Warrant has expired, is deemed redeemed or all of the purchase rights represented by this Warrant have been exercised, the Company will also prepare a new Warrant, substantially identical to this Warrant, representing the rights formerly represented by this Warrant which have not expired, been deemed redeemed or been exercised.

         3. The Company will at all times reserve and keep available for issuance upon the exercise of this Warrant such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant, and upon such issuance such shares of Common Stock will be validly issued, fully paid and nonassessable.

         4. This Warrant does not and will not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

         5. If the closing price of Common Stock, as reported by the American Stock Exchange or such other exchange or quotation service on which the Common Stock may be traded following the issuance of this Warrant, is $5.00 or more for a period of 20 consecutive trading days, the Company may, within 10 days of the last such trading day, deliver to the Holder, at the Holder address as on file with the Company, written notice of the Company's intent to redeem this Warrant for a price of $.05 for each share then issuable upon the exercise of this Warrant. The Holder will then have a period of 15 days following receipt of such notice to exercise this Warrant in accordance with its terms. If the Holder does not exercise this Warrant within the period of 15 days specified in the preceding sentence, this Warrant will be deemed to have been redeemed by the Company and Holder will only be entitled to receive from the Company the redemption price of $.05 for each share of Common Stock which would have been issuable upon the exercise of this Warrant immediate prior to its deemed redemption.

         6. The construction, validity and interpretation of this Warrant will be governed by the laws of the State of Delaware.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal.


                                  I-TRAX, INC.




                                  By: /s/ Frank A. Martin
                                      ---------------------
                                  Name: Frank A. Martin
                                  Title: Chief Executive Officer


(Corporate Seal)

Attest:



/s/ Yuri Rozenfeld
--------------------
Secretary